EXHIBIT 99.1

Tuesday, January 24, 2023

Contact:	Jason Long, CFO and Secretary
(804) 843-2360

C&F Financial Corporation

Announces Net Income for 2022

Toano, Va., January 24, 2023—C&F Financial Corporation (the Corporation) (NASDAQ: CFFI), the one-bank holding company for C&F Bank, today reported consolidated net income of $29.4 million for the year ended December 31, 2022, which represents an increase of $246,000, or less than one percent, as compared to the year ended December 31, 2021. Included in net income for the year ended December 31, 2022 were the effects of real estate disposal activity related to branch consolidation and a change in accounting policy election related to the fair value of certain equity investments. Included in net income for the year ended December 31, 2021 was pension settlement accounting expense. Adjusted net income, a non-GAAP financial measure, decreased $3.0 million, or 10.1 percent, for the year ended December 31, 2022 compared to the year ended December 31, 2021, which excludes the effects of the items mentioned above.

	Reported (GAAP)		Adjusted (non-GAAP)[1]
	For The Year Ended		For The Year Ended
Consolidated Financial Highlights (unaudited)	12/31/2022	12/31/2021	12/31/2022	12/31/2021
Net income (000's)	$29,369	$29,123	$26,990	$30,011
Earnings per share - basic and diluted	$8.29	$7.95	$7.61	$8.20
Return on average assets	1.27%	1.34%	1.16%	1.38%
Return on average equity	14.84%	14.77%	13.64%	15.22%
Return on average tangible common equity[1]	17.31%	17.15%	15.92%	17.68%

________________________

1The Corporation uses non-GAAP measures of financial performance, including adjusted net income, adjusted earnings per share, adjusted annualized return on average assets (ROA), adjusted annualized return on average equity (ROE), annualized return on average tangible common equity (ROTCE) and adjusted annualized ROTCE, to provide meaningful information about operating performance to investors by excluding the effects of certain items that management does not expect to have an ongoing impact on consolidated net income. Adjusted net income for the years ended December 31, 2022 and 2021 and for the fourth quarters of 2022 and 2021 exclude the effects of real estate disposal activity related to branch consolidation, a change in accounting policy election and pension settlement charges. For more information about these financial measures, which are not calculated in accordance with generally accepted accounting principles (GAAP), please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures,” below.

The Corporation reported quarterly consolidated net income of $10.3 million for the fourth quarter of 2022, which represents an increase of $4.3 million, or 70.6 percent, compared to the fourth quarter of 2021. Adjusted net income increased $954,000, or 13.6 percent, for the fourth quarter of 2022 compared to the fourth quarter of 2021, which excludes the effects of the items mentioned above.

	Reported (GAAP)		Adjusted (non-GAAP)[1]
	For The Quarter Ended		For The Quarter Ended
Consolidated Financial Highlights (unaudited)	12/31/2022	12/31/2021	12/31/2022	12/31/2021
Net income (000's)	$10,306	$6,041	$7,990	$7,036
Earnings per share - basic and diluted	$2.97	$1.67	$2.30	$1.95
Annualized return on average assets	1.77%	1.08%	1.37%	1.26%
Annualized return on average equity	21.92%	11.89%	16.99%	13.84%
Annualized return on average tangible common equity	25.84%	13.67%	20.07%	15.93%

“Our solid results for 2022 were a product of the diversified business strategy we have built, along with responsible growth,” commented Tom Cherry, President and Chief Executive Officer of C&F Financial Corporation. “While our mortgage banking segment’s earnings were lower due to a substantial decline in volume of loans sold, consistent with the industry as a whole, and our consumer finance segment’s earnings were negatively impacted by an increase in borrowing costs, our community banking segment’s earnings grew significantly. With the impact of rising short term interest rates, coupled with earning-asset growth, the community banking segment performed extremely well this year with strong momentum heading into 2023, especially with the recent opening of our new financial center in downtown Fredericksburg. The consumer finance segment saw record loan growth, and delinquencies and net charge-offs remain below pre-pandemic levels, however increased borrowing costs compressed margins which had an adverse effect on earnings. We’re excited about the position C&F is in and look forward to the opportunities this new year brings.”

Key highlights for the fourth quarter of 2022 and the year ended December 31, 2022 are as follows.

●	Community banking segment loans as of December 31, 2022 grew $65.1 million, or 23.8 percent annualized, compared to September 30, 2022, excluding the effect of Paycheck Protection Program (PPP) loans. Average community bank segment loans increased 13.4 percent and 9.9 percent for the fourth quarter and year ended December 31, 2022, respectively, compared to the same periods in 2021, excluding the effect of PPP loans;
●	Consumer finance segment loans as of December 31, 2022 grew $8.9 million, or 7.6 percent annualized, compared to September 30, 2022. Average consumer finance segment loans increased 31.6 percent and 29.0 percent for the fourth quarter and year ended December 31, 2022, respectively, compared to the same periods in 2021;
●	Deposits as of December 31, 2022 decreased $15.8 million, or 3.1 percent annualized, compared to September 30, 2022, which is consistent with industry trends of deposit outflows. Average deposits increased 6.8 percent and 8.4 percent for the fourth quarter and year ended December 31, 2022, respectively, compared to the same periods in 2021;
●	The community banking segment recorded provision for loan losses of $100,000 for the fourth quarter of 2022 and recorded no provision for loan losses for the fourth quarter of 2021. For the years ended December 31, 2022 and 2021, the community banking segment recorded net reversals of provision for loan losses of $600,000 and $200,000, respectively;
●	The consumer finance segment recorded provision for loan losses of $1.7 million and $600,000 for the fourth quarters of 2022 and 2021, respectively. For the years ended December 31, 2022 and 2021, the consumer finance segment recorded provision for loan losses of $3.7 million and $820,000, respectively;
●	Consolidated annualized net interest margin was 4.65 percent for the fourth quarter of 2022, compared to 4.09 percent and 4.37 percent for the fourth quarter of 2021 and third quarter of 2022, respectively. The increase in the fourth quarter of 2022 compared to the third quarter of 2022 and fourth quarter of 2021 was due primarily to growth in consumer finance and community banking loans, as well as higher average yields on earning assets, including the effects of rising market interest rates. Consolidated net interest margin was 4.27 percent for the year ended December 31, 2022, compared to 4.26 percent for the year ended December 31, 2021. Accretion of net PPP origination fees contributed approximately zero basis points and 3 basis points to net interest margin for the fourth quarter of 2022 and the year ended December 31, 2022, respectively, compared to 13 basis points and 20 basis points for the same periods in 2021;
●	The community banking segment recognized no net PPP origination fees in the fourth quarter of 2022 and $679,000 in the year ended December 31, 2022, compared to $692,000 and $4.1 million in the fourth quarter and year ended December 31, 2021, respectively. All net PPP origination fees received by C&F Bank had been recognized in income as of June 30, 2022;
●	The consumer finance segment experienced net charge-offs at an annualized rate of 1.66 percent of average total loans for the fourth quarter of 2022, compared to net recoveries of 0.29 for the fourth quarter of 2021. Net charge-offs as a percentage of average total loans were 0.59 percent for the year ended December 31, 2022, compared to net recoveries of 0.14 for the year ended December 31, 2021. Charge-offs and delinquencies remain lower than pre-pandemic levels;
●	The consumer finance segment’s average loan yield declined as a result of pursuing growth in higher quality, lower yielding loans, partially offset by rising interest rates;
●	The consumer finance segment’s cost on variable rate borrowings from the community banking segment increased due to rising interest rates, which had a corresponding benefit to the community banking segment, and is eliminated upon consolidation;
●	Mortgage banking segment loan originations decreased 62.3 percent and 52.2 percent for the fourth quarter and year ended December 31, 2022 amid rising mortgage interest rates and declines in mortgage industry volume; and

●	The community banking segment opened the newest C&F Financial Center in Fredericksburg in December 2022. This office provides a one-stop experience for retail and business banking services as well as mortgage and wealth management solutions.

Community Banking Segment.  The community banking segment reported net income of $10.6 million and $24.4 million for the fourth quarter and year ended December 31, 2022, respectively, compared to $3.2 million and $14.1 million, respectively for the same periods in 2021.

Community banking segment net income increased $7.4 million for the fourth quarter of 2022 and $10.3 million for the year ended December 31, 2022, compared to the same periods in 2021 due primarily to:

●	higher interest income resulting from higher average balances of interest-earning assets, including loans and securities, and the effects of rising interest rates on asset yields, including on variable rate loans to the consumer finance segment;
●	the recognition of $2.8 million in other income from positive fair value adjustments of other investments in the fourth quarter of 2022, of which $2.7 million was recognized upon a change in accounting policy election for certain equity investments, primarily consisting of equity interests in an independent insurance agency and a full service title and settlement agency;
●	higher revenue from overdraft fees and debit card interchange fees;
●	the sale of two other real estate owned (OREO) properties in the first quarter of 2022 and fourth quarter of 2022, which resulted in gains of $80,000 and $209,000, respectively;
●	a reversal of provision for loan losses of $600,000 for the year ended December 31, 2022, due primarily to the resolution of certain impaired loans and continued strong credit quality of the loan portfolio, compared to a reversal of provision for loan losses of $200,000 for the year ended December 31, 2021; and
●	a $1.3 million pension settlement charge in the fourth quarter of 2021 in connection with certain lump sum benefit payments during the year ended December 31, 2021 that was not repeated during 2022;

partially offset by:

●	lower recognition of net PPP origination fees and lower interest income on purchased credit impaired (PCI) loans;
●	higher salaries and employee benefits expense, including adding new talent to the commercial lending team;
●	the sale of an OREO property in the second quarter of 2021, which resulted in a gain of $399,000; and
●	higher marketing and travel expense as typical programs and community and educational events return to normalized levels after reduced activity due to COVID-19 during 2021.

Adjusted net income for the community banking segment, which excludes the effects of real estate disposal activity related to branch consolidation, a change in accounting policy election and pension settlement charges, was $8.3 million for the fourth quarter of 2022, compared to $4.2 million for the same period in 2021, and was $22.0 million for the year ended December 31, 2022, compared to $15.0 million for the same period in 2021. Adjusted net income for the community banking segment increased $4.1 million and $7.0 million for the fourth quarter and year ended December 31, 2022, respectively, compared to the same periods in 2021 due primarily to the items discussed above.

Average loans increased $111.1 million, or 10.8 percent, for the fourth quarter of 2022 and increased $39.7 million, or 3.8 percent, for the year ended December 31, 2022, compared to the same periods in 2021.  Excluding the impact of PPP loans, average loans increased $134.7 million, or 13.4 percent, for the fourth quarter of 2022, and increased $96.4 million, or 9.9 percent, for the year ended December 31, 2022, compared to the same periods in 2021.  The increase in average loans outstanding for the fourth quarter and year ended December 31, 2022 compared to the same periods in 2021 resulted primarily from growth in the commercial real estate and residential mortgage segments of the loan portfolio. Average deposits increased $127.9 million, or 6.8 percent, for the fourth quarter of 2022 and increased $153.6 million, or 8.4 percent for the year ended December 31, 2022, compared to the same periods in 2021, and the mix of deposit balances shifted away from time deposits and toward lower cost savings, money market and demand deposits.

Average loan yields were higher for the fourth quarter of 2022 compared to the fourth quarter of 2021, due primarily to the effects of rising interest rates. Average loan yields were lower for the year ended December 31, 2022 compared to the year ended December 31, 2021, due primarily to lower recognition of net origination fees on PPP loans and lower interest income on PCI loans, partially offset by the effects of rising interest rates during 2022.  PPP loans earn interest at a note rate of one percent as well as net origination fees that were amortized over the contractual term of the related loan or accelerated into interest income upon repayment of the loan.  There were no net PPP origination fees recognized in the fourth quarter of 2022 and $679,000 recognized during the year ended December 31, 2022, compared to $692,000 and $4.1 million, respectively, for the same periods in 2021.  All net PPP origination fees received by C&F Bank had been recognized in income as of June 30, 2022, totaling $6.3 million since the inception of the PPP in the second quarter of 2020. The recognition of interest income on PCI loans, which were acquired in connection with past mergers and acquisitions, is based on management’s expectation of future payments of principal and interest, which are inherently uncertain. Earlier than expected repayments of certain PCI loans resulted in the recognition of additional interest income during the fourth quarters and years ended December 31, 2022 and 2021. Interest income recognized on PCI loans was $296,000 and $571,000 for the fourth quarter of 2022 and 2021, respectively, and $1.6 million and $2.5 million for the years ended December 31, 2022 and 2021, respectively.  Market interest rates have risen during 2022, and short-term interest rates are expected to continue to rise moving into 2023, which the community banking segment expects to continue to result in increases in asset yields and ultimately in its cost of funds.

C&F Bank’s total nonperforming assets were $115,000 at December 31, 2022 compared to $3.2 million at December 31, 2021. Nonperforming assets included $115,000 in nonaccrual loans and no OREO at December 31, 2022 and included $2.4 million in nonaccrual loans and $835,000 in OREO at December 31, 2021.  The decrease in nonaccrual loans at December 31, 2022 as compared to December 31, 2021 was due primarily to the resolution of certain impaired loans during 2022.  The community banking segment recorded provision for loan losses of $100,000 for the fourth quarter of 2022 and recorded a net reversal of provision for loan losses of $600,000 for the year ended December 31, 2022, compared to no provision for loan losses recorded for the fourth quarter of 2021 and a net reversal of provision for loan losses of $200,000 for the year ended December 31, 2021. At December 31, 2022, the allowance for loan losses decreased to $14.5 million, compared to $14.8 million at December 31, 2021.  Decreases in the allowance for loan losses during 2022 related to the resolution of certain impaired loans and continued strong credit quality of the loan portfolio, which were partially offset by provision related to growth in the loan portfolio. Management believes that the level of the allowance for loan losses is sufficient to absorb losses inherent in the portfolio.

Mortgage Banking Segment.  The mortgage banking segment reported a net loss of $462,000 and net income of $1.2 million for the fourth quarter and year ended December 31, 2022, respectively, compared to net income of $1.1 million and $7.7 million, respectively for the same periods in 2021.

The decrease in net income of the mortgage banking segment for the fourth quarter and year ended December 31, 2022 compared to the same periods in 2021 was due primarily to lower volume of mortgage loan originations and mortgage lender services, lower margins on sales of mortgage loans, and lower average balances of loans held for sale, partially offset by lower expenses tied to mortgage loan origination volume such as salaries and employee benefits, loan processing, and data processing and lower provision for indemnification reserves.

Following the elevated volume levels in the mortgage industry during 2020 and 2021 that accompanied historically low mortgage interest rates and a highly active residential real estate market, the rapid rise in mortgage interest rates during 2022, combined with higher home prices, has led to a substantial decline in mortgage loan originations.  Mortgage loan originations for the mortgage banking segment were $112.1 million and $697.3 million for the fourth quarter and year ended December 31, 2022, respectively, compared to $296.9 million and $1.5 billion, respectively, for the same periods in 2021.  Mortgage loan originations during the fourth quarter of 2022 for refinancings and home purchases were $13.4 million and $98.7 million, respectively, compared to $83.6 million and $213.3 million, respectively, during the fourth quarter of 2021. Mortgage loan originations during the year ended December 31, 2022 for refinancings and home purchases were $105.4 million and $591.9 million, respectively, compared to $522.1 million and $936.9 million, respectively, during the year ended December 31, 2021.

During the fourth quarter and year ended December 31, 2022, the mortgage banking segment recorded no provision for indemnification losses and a reversal of provision for indemnification losses of $858,000, respectively, compared to reversals of provision for indemnification losses of $155,000 and $104,000, respectively, in the same periods of 2021.  The release of indemnification reserves in 2022 was due primarily to improvement in the mortgage banking segment’s assessment of borrower payment performance and other factors affecting expected losses on mortgage loans sold in the secondary market.  The mortgage banking segment increased reserves for indemnification losses during 2020 based on widespread forbearance on mortgage loans and economic uncertainty related to the COVID-19 pandemic.  To date, the mortgage banking segment has not made any payments for indemnification losses since the onset of the COVID-19 pandemic, and management believes that the indemnification reserve is sufficient to absorb losses related to loans that have been sold in the secondary market.

Consumer Finance Segment.  The consumer finance segment reported net income of $795,000 and $6.8 million for the fourth quarter and year ended December 31, 2022, respectively, compared to net income of $2.4 million and $10.0 million, respectively for the same periods in 2021.

Net income for the consumer finance segment decreased $1.6 million and $3.1 million for the fourth quarter and year ended December 31, 2022, respectively, compared to the same periods in 2021 due to margin compression resulting from lower average yields on automobile loans and increased costs on variable rate borrowings from the community banking segment and higher provision for loan losses, partially offset by loan growth. Provision for loan losses increased as a result of significant loan growth in 2022, partially offset by lower required reserves resulting from strong loan performance. Average yields on loans decreased for the fourth quarter and year ended December 31, 2022 compared to the same periods in 2021 as a result of the consumer finance segment’s pursuing growth in higher quality, lower yielding loans.

Average loans outstanding increased $113.6 million, or 31.6%, for the fourth quarter of 2022 compared to the same period in 2021 and increased $96.9 million, or 29.0%, for the year ended December 31, 2022 compared to the same period in 2021.  The consumer finance segment experienced net charge-offs at an annualized rate of 1.66 percent of average total loans for the fourth quarter of 2022, compared to net recoveries of 0.29 for the fourth quarter of 2021. Net charge-offs for the year ended December 31, 2022 were 0.59 percent of average total loans, compared to net recoveries of 0.14 percent for the year ended December 31, 2021. The change in the net charge-off ratio for the fourth quarter and the year ended December 31, 2022 compared to the same periods in 2021 reflect a higher number of charge-offs during 2022 as government stimulus measures in response to the pandemic that benefitted borrowers had a decreased effect in 2022, the wholesale value of used automobiles declined, and there are challenges in repossessing automobiles.  Although beginning to rise during 2022, charge-offs in both years were lower than historical levels for the consumer finance segment, due to strong loan performance and a strong market for used autos, which mitigates losses on defaulted auto loans. Despite some weakening in 2022, the consumer finance segment has experienced loan performance since 2020 that has been consistently stronger than periods prior to the onset of the COVID-19 pandemic, resulting in part from the consumer finance segment continuing to purchase higher quality loans, and in part from government stimulus measures.  At December 31, 2022, total delinquent loans as a percentage of total loans was 2.78 percent, compared to 2.16 percent at December 31, 2021 and 2.31 percent at September 30, 2022. The allowance for loan losses was $26.0 million at December 31, 2022, compared to $24.8 million at December 31, 2021. The allowance for loan losses as a percentage of total loans decreased to 5.47 percent at December 31, 2022 from 6.73 percent and 5.64 percent at December 31, 2021 and September 30, 2022, respectively, primarily as a result of continued strong credit quality.  Management believes that the level of the allowance for loan losses is sufficient to absorb losses inherent in the portfolio. If loan performance deteriorates resulting in elevated delinquencies or net charge-offs, provision for loan losses may increase in future periods.

Capital and Dividends.  The Corporation declared cash dividends during the year ended December 31, 2022 totaling $1.64 per share. The Corporation declared a quarterly cash dividend of 42 cents per share during the fourth quarter of 2022, which was paid on January 1, 2023. These dividends represent a payout ratio of 14.1 percent of earnings per share for the fourth quarter of 2022 and 19.8 percent of earnings per share for the year ended December 31, 2022.  The Board of Directors of the Corporation continually reviews the amount of cash dividends per share and the resulting dividend payout ratio in light of changes in economic conditions, current and future capital requirements, and expected future earnings.

Total consolidated equity decreased $14.8 million at December 31, 2022 compared to December 31, 2021, due primarily to unrealized losses in the market value of securities available for sale, which are recognized as a component of other comprehensive income.  The Corporation’s securities available for sale are fixed income debt securities, and their decline in market value during 2022 was a result of rising market interest rates. The Corporation expects to recover its investments in debt securities through scheduled payments of principal and interest, and unrealized losses are not expected to affect the earnings or regulatory capital of the Corporation or the Bank.

In November 2021, the Board of Directors authorized a program, effective December 1, 2021, to repurchase up to $10.0 million of the Corporation’s common stock through November 2022. This share repurchase program expired on November

30, 2022 and as of December 31, 2022, the Corporation has made aggregate common stock repurchases of 89,373 shares for an aggregate amount repurchased of $4.6 million under this share repurchase program. On November 15, 2022, the Board of Directors authorized a program, effective December 1, 2022, to repurchase up to $10.0 million of the Corporation’s common stock through December 31, 2023. During the fourth quarter and the year ended December 31, 2022, the Corporation repurchased $1.7 million and $5.0 million, respectively, of its common stock under these share repurchase plans.

About C&F Financial Corporation.  C&F Financial Corporation’s common stock is listed for trading on The Nasdaq Stock Market under the symbol CFFI.  The common stock closed at a price of $57.70 per share on January 23, 2023.  At December 31, 2022, the book value of the Corporation was $56.27 per share and the tangible book value per share was $48.54.  For more information about the Corporation’s tangible book value per share, which is not calculated in accordance with GAAP, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures,” below.

C&F Bank operates 31 banking offices and four commercial loan offices located throughout eastern and central Virginia and offers full wealth management services through its subsidiary C&F Wealth Management, Inc. C&F Mortgage Corporation and its subsidiary C&F Select LLC provide mortgage loan origination services through offices located in Virginia, Maryland, North Carolina, South Carolina and West Virginia. C&F Finance Company provides automobile, marine and RV loans through indirect lending programs offered in Alabama, Colorado, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Maryland, Minnesota, Missouri, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas, Virginia and West Virginia from its headquarters in Henrico, Virginia.

Additional information regarding the Corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission (SEC), are available on the Corporation’s website at http://www.cffc.com.

Use of Certain Non-GAAP Financial Measures. The accounting and reporting policies of the Corporation conform to GAAP in the United States and prevailing practices in the banking industry. However, certain non-GAAP measures are used by management to supplement the evaluation of the Corporation’s performance. These include adjusted net income, adjusted earnings per share, adjusted ROE, adjusted ROA, ROTCE, adjusted ROTCE, tangible book value per share, and the following fully-taxable equivalent (FTE) measures: interest income on loans-FTE, interest income on securities-FTE, total interest income-FTE and net interest income-FTE.

Management believes that the use of these non-GAAP measures provides meaningful information about operating performance by enhancing comparability with other financial periods, other financial institutions, and between different sources of interest income. The non-GAAP measures used by management enhance comparability by excluding the effects of items that do not reflect ongoing operating performance, balances of intangible assets, including goodwill, that vary significantly between institutions, and tax benefits that are not consistent across different opportunities for investment. These non-GAAP financial measures should not be considered an alternative to GAAP-basis financial statements, and other bank holding companies may define or calculate these or similar measures differently. A reconciliation of the non-GAAP financial measures used by the Corporation to evaluate and measure the Corporation’s performance to the most directly comparable GAAP financial measures is presented below.

Forward-Looking Statements.  This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended. These forward-looking statements are based on the beliefs of the Corporation’s management, as well as assumptions made by, and information currently available to, the Corporation’s management, and reflect management’s current views with respect to certain events that could have an impact on the Corporation’s future financial performance.  These statements, including without limitation statements made in Mr. Cherry’s quote and statements regarding future conditions in the Corporation’s industries and markets, relate to expectations concerning matters that are not historical fact, may express “belief,” “intention,” “expectation,” “potential” and similar expressions, and may use the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “may,” “might,” “will,” “intend,” “target,” “should,” “could,” or similar expressions.   These statements are inherently uncertain, and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those anticipated or implied by such statements. Forward-looking statements in this release may include, without limitation, statements regarding expected future operations and financial performance, expected future recovery of investments in debt securities, future dividend payments, strategic business initiatives and the anticipated effects thereof, changes in interest rates and the effects thereof on net interest income, mortgage loan originations, technology initiatives, our diversified business strategy, asset quality, credit quality, adequacy of allowances for loan losses and the level of future charge-offs, adequacy of the reserve for indemnification losses related to loans sold in the secondary market, capital levels, the effect of future market and industry trends, the effects of future interest rate fluctuations, cybersecurity risks, and inflation. Factors that could have a material adverse effect on the operations and future prospects of the Corporation include, but are not limited to, changes in: (1) interest rates, such as volatility in short-term interest rates or yields on U.S. Treasury bonds and increases or volatility in mortgage interest rates, (2) general business conditions, as well as conditions within the financial markets, (3) general economic conditions, including unemployment levels, inflation rates, supply chain disruptions and slowdowns in economic growth, and also including the economic impacts of the COVID-19 pandemic and the heightened impact it has on many of the risks described herein and in other periodic reports the Corporation files with the SEC, (4) market disruptions, including pandemics or significant health hazards, severe weather conditions, natural disasters, terrorist activities, financial crises, political crises, war and other military conflicts (including the ongoing military conflict between Russia and Ukraine) or other major events, or the prospect of these events, (5) attracting, hiring, training, motivating and retaining qualified employees, (6) the legislative/regulatory climate, regulatory initiatives with respect to financial institutions, products and services, the Consumer Financial Protection Bureau (CFPB) and the regulatory and enforcement activities of the CFPB, (7) monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, and the effect of these policies on interest rates and business in our markets, (8) the value of securities held in the Corporation’s investment portfolios, (9) the quality or composition of the loan portfolios and the value of the collateral securing those loans, (10) the inventory level, demand and fluctuations in the pricing of used automobiles, including sales prices of repossessed vehicles, (11) the level of net charge-offs on loans and the adequacy of our allowance for loan losses, (12) the level of indemnification losses related to mortgage loans sold, (13) demand for loan products, (14) deposit flows, (15) the strength of the Corporation’s counterparties, (16) competition from both banks and non-banks, including competition in the non-prime automobile finance markets, (17) demand for financial services in the Corporation’s market area, (18) reliance on third parties for key services, (19) the commercial and residential real estate markets, (20) demand for residential mortgages and conditions in the secondary residential mortgage loan markets, (21) the Corporation’s technology initiatives and other strategic initiatives, (22) the Corporation’s branch expansions and consolidations, (23) cyber threats, attacks or events, (24) expansion of C&F Bank’s product offerings, and (25) accounting principles, policies and guidelines, and elections by the Corporation thereunder. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release.  For additional information on risk factors that could affect the forward-looking statements contained herein, see the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2021 and other reports filed with the SEC. The Corporation undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

C&F Financial Corporation

Selected Financial Information

(dollars in thousands, except for per share data)

(unaudited)

Financial Condition	12/31/2022	12/31/2021
Interest-bearing deposits in other banks	$7,051	$248,053
Investment securities - available for sale, at fair value	512,591	373,073
Loans held for sale, at fair value	14,259	82,295
Loans, net:
Community Banking segment, excluding PPP loans	1,145,477	999,912
PPP loans	463	17,762
Mortgage Banking segment	671	8,826
Consumer Finance segment	448,589	343,403
Total assets	2,332,317	2,264,521
Deposits	2,003,860	1,914,614
Repurchase agreements	34,481	34,735
Other borrowings	57,603	55,726
Total equity	196,233	211,024

	For The		For The
	Quarter Ended		Year Ended
Results of Operations	12/31/2022	12/31/2021	12/31/2022	12/31/2021
Interest income	$28,405	$23,182	$101,354	$93,728
Interest expense	2,428	1,835	7,890	8,359
Provision for loan losses:
Community Banking segment	100	-	(600)	(200)
Mortgage Banking segment	-	(135)	32	(45)
Consumer Finance segment	1,670	600	3,740	820
Noninterest income:
Gains on sales of loans	735	3,614	7,498	22,279
Other	9,226	6,051	20,984	26,884
Noninterest expenses:
Salaries and employee benefits	13,167	13,339	47,867	58,581
Other	8,244	9,158	33,943	37,294
Income tax expense	2,451	2,009	7,595	8,959
Net income	10,306	6,041	29,369	29,123

Fully-taxable equivalent (FTE) amounts[1]
Interest income on loans-FTE	25,311	21,746	90,987	88,215
Interest income on securities-FTE	3,019	1,479	9,674	5,801
Total interest income-FTE	28,587	23,308	101,939	94,270
Net interest income-FTE	26,159	21,473	94,049	85,911

________________________

1For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

	For The			For The
	Quarter Ended			Year Ended
Average Balances	12/31/2022	9/30/2022	12/31/2021	12/31/2022	12/31/2021
Securities	$553,315	$538,901	$367,481	$492,721	$338,656
Loans held for sale	17,103	32,908	98,279	36,836	123,163
Loans:
Community Banking segment, excluding PPP loans	1,142,074	1,082,236	1,007,382	1,073,242	976,799
PPP loans	469	711	24,094	3,706	60,486
Mortgage Banking segment	6,508	11,308	10,298	9,349	10,290
Consumer Finance segment	472,614	453,401	358,994	431,470	334,565
Interest-bearing deposits in other banks	40,522	105,683	215,826	153,398	173,050
Total earning assets	2,232,605	2,225,148	2,082,354	2,200,722	2,017,009
Total assets	2,332,930	2,336,456	2,229,345	2,319,683	2,167,419

Time, checking and savings deposits	1,362,717	1,376,407	1,299,189	1,365,127	1,279,333
Repurchase agreements	35,963	36,913	36,065	35,544	27,359
Other borrowings	55,866	55,585	55,764	55,701	55,793
Total interest-bearing liabilities	1,454,546	1,468,905	1,391,018	1,456,372	1,362,485
Noninterest-bearing demand deposits	649,951	631,519	585,534	624,581	556,801
Total equity	188,070	198,363	203,283	197,876	197,204

Annualized Average Yields and Rates
Loans:
Community Banking segment	4.68%	4.20%	4.30%	4.32%	4.49%
Mortgage Banking segment	6.08	4.99	3.04	4.41	2.88
Consumer Finance segment	9.63	9.78	10.77	9.84	11.30
Time, checking and savings deposits	0.51	0.37	0.35	0.38	0.42
Net interest margin	4.65	4.37	4.09	4.27	4.26

Asset Quality	12/31/2022	12/31/2021
Community Banking
Loans, excluding purchased loans and PPP loans	$1,121,123	$954,262
Purchased performing loans[1]	37,412	56,798
Purchased credit impaired loans[1]	1,455	3,655
PPP loans[2]	463	17,762
Total loans	$1,160,453	$1,032,477

Nonaccrual loans	$115	$2,359
Other real estate owned (OREO)	$-	$835
Impaired loans[3]	$823	$5,058

Allowance for loan losses (ALL)	$14,513	$14,803
Nonaccrual loans to total loans	0.01%	0.23%
ALL to total loans	1.25%	1.43%
ALL to nonaccrual loans	12,620.00%	627.51%
ALL to total loans, excluding purchased credit impaired loans[4]	1.25%	1.44%
ALL to total loans, excluding purchased loans and PPP loans	1.29%	1.55%
Year-to-date net charge-offs to average loans	0.02%	0.01%

Mortgage Banking
Total loans	$707	$9,389
Nonaccrual loans	$149	$185
Impaired loans	$-	$150
ALL	$36	$563
Nonaccrual loans to total loans	21.07%	1.97%
ALL to total loans	5.09%	6.00%
ALL to nonaccrual loans	24.16%	304.32%
Year-to-date net charge-offs to average loans	-%	-%

Consumer Finance
Total loans	$474,558	$368,194
Nonaccrual loans	$925	$380
Repossessed assets	$352	$190
ALL	$25,969	$24,791
Nonaccrual loans to total loans	0.19%	0.10%
ALL to total loans	5.47%	6.73%
ALL to nonaccrual loans	2,807.46%	6,523.95%
Year-to-date net charge-offs (recoveries) to average loans	0.59%	(0.14)%

________________________

1	Acquired loans are tracked in two separate categories: “purchased performing” and “purchased credit impaired.” The remaining discount for purchased performing loans was $745,000 at 12/31/22 and $1.1 million at 12/31/21. The remaining discount for purchased credit impaired loans was $3.2 million at 12/31/22 and $4.7 million at 12/31/21.
2	The principal amount of outstanding PPP loans was $463,000 at 12/31/22 and $18.4 million at 12/31/21.
3	Impaired loans includes no loans on nonaccrual at 12/31/22 and $2.2 million of loans on nonaccrual at 12/31/21. Impaired loans also includes $823,000 and $2.7 million of TDRs at 12/31/22 and 12/31/21, respectively.
4	The ratio of ALL to total loans, excluding purchased credit impaired loans, includes purchased performing loans and loans originated under the PPP for which no allowance for loan losses is required.

	For The		For The
	Quarter Ended		Year Ended
Other Performance Data	12/31/2022	12/31/2021	12/31/2022	12/31/2021
Net Income (Loss):
Community Banking	$10,620	$3,201	$24,374	$14,085
Mortgage Banking	(462)	1,062	1,210	7,683
Consumer Finance	795	2,364	6,831	9,960
Other[1]	(647)	(586)	(3,046)	(2,605)
Total	$10,306	$6,041	$29,369	$29,123

Net income attributable to C&F Financial Corporation	$10,308	$5,924	$29,159	$28,667

Earnings per share - basic and diluted	$2.97	$1.67	$8.29	$7.95
Weighted average shares outstanding - basic and diluted	3,475,716	3,539,006	3,517,114	3,604,119

Annualized return on average assets	1.77%	1.08%	1.27%	1.34%
Annualized return on average equity	21.92%	11.89%	14.84%	14.77%
Annualized return on average tangible common equity[2]	25.84%	13.67%	17.31%	17.15%
Dividends declared per share	$0.42	$0.40	$1.64	$1.58

Mortgage loan originations - Mortgage Banking	$112,065	$296,909	$697,323	$1,458,971
Mortgage loans sold - Mortgage Banking	130,910	329,922	763,041	1,585,829

________________________

1	Includes results of the holding company that are not allocated to the business segments and elimination of inter-segment activity.
2	For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

Market Ratios	12/31/2022	12/31/2021
Market value per share	$58.27	$51.19
Book value per share	$56.27	$59.32
Price to book value ratio	1.04	0.86
Tangible book value per share[1]	$48.54	$51.66
Price to tangible book value ratio[1]	1.20	0.99
Price to earnings ratio (ttm)	7.00	6.44

________________________

[1]	For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

			Minimum Capital
Capital Ratios	12/31/2022	12/31/2021	Requirements[3]
C&F Financial Corporation[1]
Total risk-based capital ratio	15.4%	15.8%	8.0%
Tier 1 risk-based capital ratio	12.8%	13.0%	6.0%
Common equity tier 1 capital ratio	11.4%	11.5%	4.5%
Tier 1 leverage ratio	9.9%	9.7%	4.0%

C&F Bank[2]
Total risk-based capital ratio	14.2%	14.5%	8.0%
Tier 1 risk-based capital ratio	12.9%	13.3%	6.0%
Common equity tier 1 capital ratio	12.9%	13.3%	4.5%
Tier 1 leverage ratio	9.9%	9.8%	4.0%

________________________

[1]

The Corporation, a small bank holding company under applicable regulations and guidance, is not subject to the minimum regulatory capital regulations for bank holding companies. The regulatory requirements that apply to bank holding companies that are subject to regulatory capital requirements are presented above, along with the Corporation’s capital ratios as determined under those regulations.

[2]	All ratios at December 31, 2022 are estimates and subject to change pending regulatory filings. All ratios at December 31, 2021 are presented as filed.
[3]	The ratios presented for minimum capital requirements are those to be considered adequately capitalized.

	For The Quarter Ended		For The Year Ended
	12/31/2022	12/31/2021	12/31/2022	12/31/2021
Reconciliation of Certain Non-GAAP Financial Measures
Adjusted Net Income and Adjusted Earnings Per Share
Net income, as reported	$10,306	$6,041	$29,369	$29,123
Pension settlement charge[1]	-	995	-	995
Branch consolidation - disposal of real estate[2]	(165)	-	(228)	(107)
Change in accounting policy election[3]	(2,151)	-	(2,151)	-
Adjusted net income	$7,990	$7,036	$26,990	$30,011

Weighted average shares - basic and diluted	3,475,716	3,539,006	3,517,114	3,604,119

Earnings per share - basic and diluted, as reported	$2.97	$1.67	$8.29	$7.95
Pension settlement charge	-	0.28	-	0.28
Branch consolidation - disposal of real estate	(0.05)	-	(0.07)	(0.03)
Change in accounting policy election	(0.62)	-	(0.61)	-
Adjusted earnings per share - basic and diluted	$2.30	$1.95	$7.61	$8.20

Adjusted Return on Average Equity (ROE)
Average total equity, as reported	$188,070	$203,283	$197,876	$197,204

Annualized ROE, as reported	21.92%	11.89%	14.84%	14.77%
Adjusted annualized ROE	16.99%	13.84%	13.64%	15.22%

Adjusted Return on Average Assets (ROA)
Average total assets, as reported	$2,332,930	$2,229,345	$2,319,683	$2,167,419

Annualized ROA, as reported	1.77%	1.08%	1.27%	1.34%
Adjusted annualized ROA	1.37%	1.26%	1.16%	1.38%

Return on Average Tangible Common Equity & Adjusted Return on Average Tangible Common Equity
Average total equity, as reported	$188,070	$203,283	$197,876	$197,204
Average goodwill	(25,191)	(25,191)	(25,191)	(25,191)
Average other intangible assets	(1,710)	(2,013)	(1,820)	(2,127)
Average noncontrolling interest	(434)	(420)	(737)	(907)
Average tangible common equity	$160,735	$175,659	$170,128	$168,979

Net income	$10,306	$6,041	$29,369	$29,123
Amortization of intangibles	74	78	298	314
Net loss (income) attributable to noncontrolling interest	2	(117)	(210)	(456)
Net tangible income attributable to C&F Financial Corporation	$10,382	$6,002	$29,457	$28,981

Adjusted net income	$7,990	$7,036	$26,990	$30,011
Amortization of intangibles	74	78	298	314
Net loss (income) attributable to noncontrolling interest	2	(117)	(210)	(456)
Adjusted net tangible income attributable to C&F Financial Corporation	$8,066	$6,997	$27,078	$29,869

Annualized return on average tangible common equity	25.84%	13.67%	17.31%	17.15%
Adjusted annualized return on average tangible common equity	20.07%	15.93%	15.92%	17.68%

Adjusted Net Income, Community Banking Segment
Net income, community banking segment, as reported	$10,620	$3,201	$24,374	$14,085
Pension settlement charge[1]	-	995	-	995
Branch consolidation - disposal of real estate[2]	(165)	-	(228)	(107)
Change in accounting policy election[3]	(2,151)	-	(2,151)	-
Adjusted net income, community banking segment	$8,304	$4,196	$21,995	$14,973

Fully Taxable Equivalent Net Interest Income[4]
Interest income on loans	$25,267	$21,719	$90,833	$88,118
FTE adjustment	44	27	154	97
FTE interest income on loans	$25,311	$21,746	$90,987	$88,215

Interest income on securities	$2,881	$1,380	$9,243	$5,356
FTE adjustment	138	99	431	445
FTE interest income on securities	$3,019	$1,479	$9,674	$5,801

Total interest income	$28,405	$23,182	$101,354	$93,728
FTE adjustment	182	126	585	542
FTE interest income	$28,587	$23,308	$101,939	$94,270

Net interest income	$25,977	$21,347	$93,464	$85,369
FTE adjustment	182	126	585	542
FTE net interest income	$26,159	$21,473	$94,049	$85,911

________________________

1	Pension settlement expense is net of related income tax benefits of $265,000 for both the fourth quarter of 2021 and the year ended December 31, 2021.
2	Branch consolidation – disposal of real estate gains are gains recognized on the sale of former branch locations subsequent to consolidation into nearby branches and are net of related income taxes of $44,000 for the fourth quarter of 2022 and $61,000 for the year ended December 31, 2022. Branch consolidation – disposal of real estate gains consist of income tax benefits of $107,000 for the year ended December 31, 2021.
3	A change in accounting policy election for certain equity investments, primarily consisting of equity interests in an independent insurance agency and a full service title and settlement agency, resulted in fair value adjustments in the fourth quarter of 2022, which resulted in the one-time recognition of additional other income of $2.2 million, net of related income taxes of $572,000.
4	Assuming a tax rate of 21%.

	December 31,	December 31,
	2022	2021
Tangible Book Value Per Share
Equity attributable to C&F Financial Corporation	$195,634	$210,318
Goodwill	(25,191)	(25,191)
Other intangible assets	(1,679)	(1,977)
Tangible equity attributable to C&F Financial Corporation	$168,764	$183,150

Shares outstanding	3,476,614	3,545,554

Book value per share	$56.27	$59.32
Tangible book value per share	$48.54	$51.66